Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Memry Corporation Reports Q3 FY ’07 Revenues $12.2M; Net Loss $460,000 or $0.02 Per Diluted Share

Nine Month FY ’07 Revenues $38.5M; Net Income $275,000 or $0.01 Per Diluted Share

BETHEL, Conn. — May 9, 2007 — Memry Corporation (AMEX: MRY) reported today that revenues for the third fiscal quarter ended March 31, 2007 were $12,212,000, compared to $13,993,000 reported in the third quarter a year ago. The company reported a net loss of $460,000, or $0.02 per diluted share in the third fiscal quarter, compared with net income of $1,521,000, or $0.05 per diluted share in the same quarter of last fiscal year. The company reported a third quarter operating loss of $561,000 versus operating income of $2,510,000 in last year’s third fiscal quarter.

Revenues for the first nine months of the 2007 fiscal year were $38,548,000, compared with $39,309,000 in the first nine months of FY ’06. Net income for the first nine months of FY ’07 was $275,000 or $0.01 per diluted share, compared with $1,786,000 or $0.06 per diluted share, for the same period in FY ’06. Operating income for the first nine months of FY ’07 was $1,001,000, compared with $3,675,000 in the first nine months of FY ’06.

Memry Chief Executive Officer Robert Belcher said, “We experienced declines in revenues from both the nitinol and polymer segments during the third quarter on a year over year basis. Revenues for the nitinol segment declined 9% or $894,000, to $9,041,000 in the third quarter of fiscal 2007 from $9,935,000 during the same period in fiscal 2006. This decrease was primarily due to contractually established price reductions for certain products, combined with unit volume decreases in older generation stent components. In addition, we had anticipated reductions in shipments of superelastic nitinol tube, nitinol tube-based stent components and endocatch products. Partially offsetting this decrease was increased revenue from prototype development, research and development activities and a new product launch by one of Memry’s customers. Looking forward, we expect overall nitinol stent component revenues for the remainder of fiscal 2007 to experience some decline from their revenues in fiscal 2006 due to customer supply chain changes and continued pricing pressure. Revenue contributions from prototyping development and new product introductions are anticipated to help mitigate this decline over the same period and represent important initiatives to help us resume higher margin, long-term growth in the nitinol segment by the end of the calendar year.

“Revenues from the polymer segment declined during the quarter by 21% to $3,273,000 from $4,146,000 during the same quarter a year ago, due primarily to decreased shipments of catheter products to several customers. One customer, in particular, upon discovering excess inventory, significantly reduced its requirements from a year ago. A slow recovery is anticipated, but shipments will not reach the levels of last year. Our polymer business accounted for 27% of total revenues in the quarter, down from 30% of total revenues for the same period a year earlier. Despite the decline in segment revenues in the quarter, we will continue to invest in our polymer manufacturing operations. We remain optimistic about numerous opportunities in the polymer market and believe the investments we are making will assist us from experiencing order declines similar to what we experienced this quarter.

“During the quarter we expanded our program of soliciting promising acquisition candidates. We expressed our interest in targeting companies providing complementary high value-added technologies and services within the minimally invasive endoluminal and catheter-based market segments to over two hundred investment banks and private equity firms. We are pleased with the responses we have received and intend to continue to qualify the most promising candidates. While this represents a more aggressive acquisition strategy, we remain committed to a disciplined review of all candidates with the goal of ensuring that they meet strict operational and financial criteria and that they can be acquired at a price we believe to be fair. We look forward to keeping our shareholders informed of these efforts over the coming months,” Belcher said.

Chief Financial Officer Richard Sowerby said, “As a percentage of revenues, adjusted EBITDA was 9.8% in the third quarter of ’07, compared with 23.4% in the comparable quarter a year ago. The adjusted EBITDA performance indicates our sensitivity to unit sales variability in both the nitinol and polymer products segments. We also saw an increase in operating expenses of $741,000 or 22%, to $4,108,000 compared to $3,367,000 in the third quarter of 2006. This was due primarily to rising administration costs related to litigation expenses and professional fees for legal and accounting services for Sarbanes-Oxley Section 404 compliance. We anticipate these increased expenses to continue in the fourth fiscal quarter.

“Despite a net loss for the quarter, Memry continued to generate positive cash flow from operations and further improved its balance sheet. In March, we prepaid the entire $1,569,000 outstanding principal balance on our term loan facility. In April, we also retired our higher cost subordinated debt balance of $5,154,000. We estimate this will save the company $50,000 per month in net interest expense.

“Though not without challenges in the short-term, we believe that Memry is well-prepared from a financial perspective to support our efforts to stabilize our revenues as we continue to position the company for sustainable long-term growth,” Sowerby said.

A copy of the financial statements follows.

The company will host a conference call with CEO Robert Belcher and senior members of the management team on Thursday, May 10 at 11 a.m. Eastern. The call will cover Memry’s third quarter fiscal 2007 earnings. Belcher will open the conference call, followed by a question-and-answer session.

To participate in this call, dial (877) 407-8031 any time after 10:55 a.m. Eastern on May 10. International callers should dial (201) 689-8031.

About Memry Corporation

Memry Corporation provides design, engineering, development and manufacturing services to the medical device and other industries using the company’s proprietary shape memory alloy and polymer extrusion technologies. Medical device products include stent components, catheter components, guidewires, laparoscopic surgical sub-assemblies and orthopedic instruments as well as complex, multi-lumen, multi-layer polymer extrusions used for guidewires, catheters, delivery systems and various other high-end interventional medical devices.

An investment profile on Memry may be found at http://www.hawkassociates.com/mryprofile.aspx.

For more information, contact Memry Chief Financial Officer and Treasurer Richard F. Sowerby at (203) 739-1100, e-mail: Richard_Sowerby@Memry.com, or Frank Hawkins or Julie Marshall, Hawk Associates, at (305) 451-1888, e-mail: info@hawkassociates.com. Detailed information about Memry Corporation can be found at http://www.memry.com. Copies of Memry Corporation press releases, SEC filings, current price quotes, stock charts and other valuable information for investors may be found at http://www.hawkassociates.com and http://www.americanmicrocaps.com. To receive future releases via e-mail, sign up at https://www.hawkassociates.com/email.aspx.

This release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the company’s control, which may cause actual results, performance or achievements of the company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the company’s periodic filings with the Securities and Exchange Commission. In this release, the company refers to EBITDA and Adjusted EBITDA, financial measures that are not recognized under accounting principles generally accepted in the United States of America (GAAP). The company defines EBITDA as earnings before income taxes, interest expense, net, depreciation and amortization. The company defines Adjusted EBITDA as EBITDA further adjusted to exclude material non-cash items and items that may be infrequent in occurrence or, in management’s view, not indicative of the company’s continuing operating performance and cash flows. EBITDA and Adjusted EBITDA should not be considered as alternatives to, or more meaningful than, net income, operating income, cash flows from operations or other traditional indications of a company’s operating performance or liquidity that are derived in accordance with GAAP. In addition, the company’s calculations of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures being disclosed by other companies, limiting their usefulness as comparative measures. The company discloses EBITDA and Adjusted EBITDA as each is a commonly referred to financial metric used in the investing community to evaluate the performance of companies in our industry. The company believes that disclosure of EBITDA and Adjusted EBITDA is helpful to those reviewing its performance, as EBITDA and Adjusted EBITDA provide information on the company’s ability to meet debt service, capital expenditure and working capital requirements, and management believes that EBITDA and Adjusted EBITDA are also useful indicators of the company’s operating performance. We present Adjusted EBITDA as a percentage of revenues because management believes it is a useful indicator of the company’s operating performance.

Memry Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31, 2007	June 30, 2006
ASSETS
Current assets
Cash and cash equivalents	$6,757,000	$6,965,000
Accounts receivable, less allowance for doubtful accounts	6,619,000	8,156,000
Inventories	5,795,000	5,418,000
Deferred tax asset	1,663,000	1,663,000
Prepaid expenses and other current assets	434,000	41,000

Total current assets	21,268,000	22,243,000

Property, plant and equipment	24,226,000	22,588,000
Less accumulated depreciation	(15,325,000)	(13,592,000)

	8,901,000	8,996,000

Other assets
Intangible assets, less accumulated amortization	6,668,000	7,171,000
Goodwill	14,146,000	14,146,000
Deferred financing costs, less accumulated amortization	229,000	355,000
Investment	409,000	409,000
Deferred tax asset	1,694,000	1,821,000
Deposits and other assets	156,000	159,000

Total other assets	23,302,000	24,061,000

TOTAL ASSETS	$53,471,000	$55,300,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$5,358,000	$5,478,000
Notes payable	6,094,000	2,173,000
Income tax payable	78,000	215,000

Total current liabilities	11,530,000	7,866,000

Notes payable, less current maturities	667,000	7,818,000

Other non-current liabilities	123,000	116,000

Stockholders’ equity
Common stock	298,000	291,000
Additional paid-in capital	56,315,000	54,946,000
Accumulated deficit	(15,462,000)	(15,737,000)

Total stockholders’ equity	41,151,000	39,500,000

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$53,471,000	$55,300,000

Memry Corporation and Subsidiaries

Condensed Consolidated Statements of Operations

For the Three Months and Nine Months Ended March, 2007 and 2006

(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2007	2006	2007	2006
Revenues	$12,212,000	$13,993,000	$38,548,000	$39,309,000
Cost of revenues	8,665,000	8,116,000	25,850,000	23,728,000

Gross profit	3,547,000	5,877,000	12,698,000	15,581,000

Operating expenses
Research and development	247,000	427,000	1,077,000	1,494,000
General, selling and administration, including separation charges of $1,130,000 in 2006	3,765,000	2,892,000	10,297,000	10,112,000
Amortization of intangible assets	126,000	126,000	378,000	378,000
Other	(30,000)	(78,000)	(55,000)	(78,000)

	4,108,000	3,367,000	11,697,000	11,906,000

Operating income (loss)	(561,000)	2,510,000	1,001,000	3,675,000

Loss on extinguishment of debt	(44,000)	—	(44,000)	—

Interest
Expense	(296,000)	(289,000)	(868,000)	(941,000)
Income	97,000	37,000	295,000	135,000

	(199,000)	(252,000)	(573,000)	(806,000)

Income (loss) before income taxes	(804,000)	2,258,000	384,000	2,869,000
Provision for (benefit from) income taxes	(344,000)	737,000	109,000	1,083,000

Net income (loss)	$(460,000)	$1,521,000	$275,000	$1,786,000

Net income (loss) per common share
Basic	$(0.02)	$0.05	$0.01	$0.06

Diluted	$(0.02)	$0.05	$0.01	$0.06

Weighted average common shares used in calculation
Basic	29,729,648	28,829,851	29,481,312	28,740,007

Diluted	29,729,648	29,395,809	29,926,101	29,434,248

Memry Corporation and Subsidiaries

Condensed Segment Data

For the Three Months and Nine Months Ended March 31, 2007 and 2006

(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2007	2006	2007	2006
Revenues
Nitinol Products	$9,041,000	$9,935,000	$26,795,000	$27,989,000
Polymer Products	3,273,000	4,146,000	11,888,000	11,521,000
Eliminations	(102,000)	(88,000)	(135,000)	(201,000)

Consolidated	$12,212,000	$13,993,000	$38,548,000	$39,309,000

Gross profit
Nitinol Products	$2,636,000	$4,063,000	$8,287,000	$10,370,000
Polymer Products	911,000	1,814,000	4,411,000	5,211,000

Consolidated	$3,547,000	$5,877,000	$12,698,000	$15,581,000

Memry Corporation and Subsidiaries

EBITDA and Adjusted EBITDA

For the Three Months and Nine Months Ended March 31, 2007 and 2006

(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2007	2006	2007	2006
Revenues	$12,212,000	$13,993,000	$38,548,000	$39,309,000

Net Income (Loss)	$(460,000)	$1,521,000	$275,000	$1,786,000
Income Taxes	(344,000)	737,000	109,000	1,083,000
Interest Expense, Net	199,000	252,000	573,000	806,000
Depreciation	616,000	549,000	1,740,000	1,604,000
Amortization (a)	168,000	168,000	503,000	503,000

EBITDA	179,000	3,227,000	3,200,000	5,782,000

CEO Separation Charges	—	—	—	1,130,000
Stock-based Compensation (b)	3,000	49,000	384,000	441,000
Incremental Professional Fees (c)	967,000	—	1,563,000	—
Loss on Extinguishment of Debt (d)	44,000	—	44,000	—

Adjusted EBITDA	$1,193,000	$3,276,000	$5,191,000	$7,353,000

Adjusted EBITDA as a % of Revenues	9.8%	23.4%	13.5%	18.7%

a)	Amortization excludes the amortization of deferred financing costs, which is included in interest expense, net.
b)	Stock-based compensation represents non-cash items. Effective July 1, 2005, the Company adopted SFAS No. 123(R), ‘Share-Based Payment.’
c)	Incremental professional fees are 1) excess litigation fees and 2) professional fees related to the voluntary implementation of Sarbanes-Oxley Section 404 compliance.
d)	The loss on the extinguishment of debt represents the write-off of unamortized deferred financing costs on the prepayment of a portion of the Company’s bank term loans.